Exhibit 99.1

P.O. Box 961020 Fort Worth, TX 76161-0020 Phone: (817) 252-8000 November 4, 2016

VIA EMAIL AND COURIER SERVICE

Alden Global Opportunities Master Fund, LP

c/o Alden Global Capital LLC

885 Third Avenue, 34th Floor

New York, NY 10022

Attention: Heath Freeman

RE:	Exemption to Shareholder Rights Protection Agreement

Dear Mr. Freeman:

On behalf of Pier 1 Imports, Inc. (“Company”) and its Board of Directors (“Board”), I am responding to your letter dated October 24, 2016 requesting that the Board grant Alden (as defined in your letter) an exemption from the Company’s Shareholder Rights Protection Agreement (“Rights Plan”), and allow Alden to acquire beneficial ownership of up to 15% of the outstanding shares of the Company’s common stock.

The Board, in consultation with the Company’s financial, legal and other advisors, has duly considered your request, and the Board has determined that denying your request, at this time, is in the best interests of the Company and its shareholders.

The reasons that prompted the Board to adopt the Rights Plan remain relevant and essentially unchanged. The Company’s significantly depressed stock price leaves it vulnerable to the rapid and disruptive accumulation of stock, as demonstrated by Alden’s ability to accumulate a significant number of shares in a short period of time in September. Therefore, the Company remains vulnerable to one or more parties, including Alden, acquiring effective control without paying all of the Company’s shareholders an appropriate and fair premium for such control. Granting your request at this time would only heighten these and other risks that the Company is currently facing.

The Board firmly believes that avoiding disruption during this time – the holiday selling season – is crucial to protecting the Company’s value for all shareholders as well as ensuring a successful result to the Company’s ongoing search for a new CEO, a key component of the Board’s strategic vision for the Company. The Board believes the Rights Plan with its current terms is an important tool to address the numerous risks to the Company that have been identified. However, the Board is willing to reconsider Alden’s request should you choose to renew it in 2017 after the holiday selling season has come to a close.

Alden Global Opportunities Master Fund, LP

November 4, 2016

In the meantime, the Company remains willing to engage with Alden and all its shareholders to continue to address the challenges facing the Company and create value for all of the Company’s shareholders.

Sincerely,

Michael A. Carter

Executive Vice President - Compliance and

General Counsel, Secretary

cc:	Skadden, Arps, Slate, Meagher and Flom LLP
4 Times Square
New York, NY 10036
Attention: Eileen Nugent and Kenneth Wolff

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Steve Wolosky and Andrew M. Freedman